Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-198760) and Form S-8 (Nos. 333-195744, 333-188363, 333-181450, 333-179589, 333-172318, 333-165058, 333-157610, 333-149411, 333-148198, 333-139074, 333-125918, 333-115137, and 333-106043) of FormFactor, Inc. of our report dated March 7, 2016, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in Amendment No. 1 on Form 8-K/A of FormFactor, Inc. filed July 14, 2016.

/s/ KPMG LLP

Portland, Oregon

July 14, 2016